BlackRock Global Allocation Fund

File No. 811-5576

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending October 31, 2006, Merrill Lynch Global Allocation Fund, Inc. (the “Registrant”) acquired substantially all of the assets and assumed substantially all of the liabilities of Merrill Lynch Strategy Growth and Income Fund and Merrill Lynch Strategy Long-Term Growth Fund (Strategy Series Funds), each a series of Merrill Lynch Strategy Series, Inc. (collectively, “Strategy Series”), File No. 811-09617.

The Board of Directors of Strategy Series, on behalf of each of the Strategy Series Funds, and the Board of Directors of the Registrant, have each approved a reorganization by which each Strategy Series Fund, each a separate series of Strategy Series would be acquired by the Global Allocation Fund. Subject to approval by each Strategy Series Fund shareholders, the Reorganization Agreement provides for the transfer of substantially all of the assets and certain stated liabilities of each Strategy Series Fund to the Registrant in exchange for Class A, Class B, Class C, Class I and Class R shares of the Registrant; the distribution of such shares to the Strategy Series Funds’ Shareholders and the termination of each Strategy Series Fund as a series of Strategy Series.

On May 9, 2006, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-133929 and 811-5576) (the “N-14 Registration Statement”).  The N-14  Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of Strategy Series. Pre-Effective Amendment No. 1 to the Registration Statement was filed on June 15, 2006 and declared effective by the Commission on June 19, 2006.

On August 15, 2006, the shareholders of Strategy Series approved the Reorganization at a special meeting of shareholders held for that purpose.  On August 25, 2006 (the “Reorganization Date”), pursuant to the Agreement, Strategy Series transferred assets valued at $101,104,049.44 to the Registrant and received in exchange newly-issued Class A, Class B, Class C, Class I and Class R shares of the Registrant comprised of 171,316.236 Class A shares, 1,149,043.441 Class B shares, 1,803,628.693 Class C shares, 2,805,441.970 Class I shares and 16,154.110 Class R shares.  Such shares were then distributed to the shareholders of Strategy Series on that date in proportion to each shareholder’s interest (by Class) in the assets transferred.